Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

RLI CORP.

(incorporated May 4, 1993)

RLI Corp. (the “corporation”), formed under the Business Corporation Act of the State of Illinois, does hereby certify:

1.             The corporation was incorporated under the name “Illinois RLI Corp. on May 4, 1993.  It changed its name to RLI Corp. on May 6, 1993 pursuant to Articles of Merger filed with the Illinois Secretary of State on that date.

2.             The name and address of the registered agent and registered office of the corporation are as follows:

Daniel O. Kennedy

9025 North Lindbergh Drive

Peoria, IL  61615, County of Peoria

3.             On and as of the date of filing this Restated Articles of Incorporation, there are 31,902,276 shares of common stock issued.  No shares of preferred stock are issued.

4.             On and as of the date of filing of this Restated Articles of Incorporation, the paid-in-capital of the corporation is $232,339,942.00.

5.             The Restated Articles of Incorporation of the corporation read in their entirety as follows:

Article One:

The name of the corporation is RLI Corp.

Article Two:

The name and address of the registered agent and registered office of the corporation are as follows:

Daniel O. Kennedy

9025 North Lindbergh Drive

Peoria, IL  61615, County of Peoria

Article Three:

Purpose or purposes for which the corporation is organized:

The transaction of any or all lawful purposes for which corporations may be incorporated under the Illinois Business Corporation Act (the “BCA”).

Article Four:

Paragraph 1: Authorized Shares:

	Par Value	Number of Shares
Class	Per Share	Authorized

Common	$1.00	50,000,000
Preferred	$0.01	5,000,000

Paragraph 2:  The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are:

DENIAL OF CUMULATIVE VOTING RIGHTS:  No holder of any class or series of shares of this Corporation shall have cumulative voting rights with respect to any matter voted upon by the holders of such shares.

Except as otherwise provided in this Article Four or as otherwise required by the BCA, all shares of Common Stock shall be of equal rank, identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.  Subject to the rights of the holders, if any, of Preferred Stock, the holders of Common Stock shall be entitled to receive dividends at such times and in such amounts as may be declared by the Board of Directors of the Corporation and shall share equally on a per share basis in all such dividends.  Except as otherwise required by the BCA or as otherwise provided herein, each holder of Common Stock shall be entitled to one (1) vote per share on each matter submitted to a vote of the shareholders of the Corporation, and the Common Stock shall participate equally on a per share basis upon liquidation.  The Common Stock shall rank junior to the Preferred Stock in right of payment of dividends and upon liquidation and shall be subject to all of the rights, powers, privileges and preferences of the Preferred Stock in any resolution or resolutions adopted by the Board of Directors pursuant to authority vested in it by the provisions of this Article Four.

The Preferred Stock may be issued from time to time in one or more series.  All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Corporation’s Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except that in the case of series on which dividends are cumulative, the dates from which dividends are cumulative may vary to reflect differences in the date of issue.  Subject to the provisions of this section, which provisions shall apply to all Preferred Stock, the Board of Directors hereby are authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

a)  The designation of the series which may be by distinguishing number, letter and/or title.

b)  The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

c)  The dividend rate of the series.

d)  The dates at which dividends, if declared, shall be payable, whether such dividends shall be cumulative or noncumulative, and, if cumulative, the dates from which dividends shall be cumulative.

e)  The redemption rights and price or prices, if any, for shares of the series.

f)  The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

g)  The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

h)  Whether the shares of the series shall be convertible into shares of any other class or series of the Corporation, and, if so, the specification of such other class or series, the conversion price or prices, any adjustments thereof, the date or dates as of which such shares shall be convertible, and other terms and conditions upon which such conversion may be made.

i) Restrictions on the issuance of shares of the same series or of any other class or series.

j) The limitation or denial of voting rights, or the grant of special voting rights, if any.

The Corporation’s Board of Directors is authorized to adopt from time to time resolutions pursuant to these Restated Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) to (j), inclusive, of this section.

Article Five:

BOARD OF DIRECTORS:  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In accordance with the provisions of Section 8.10(e) (Number, Election and Resignation of Directors) of the BCA and any successor thereto, the Board of Directors of the Corporation shall consist of a minimum of nine (9) and a maximum of thirteen (13) members, with the number of directors to be set by the Board of Directors pursuant to the Corporation’s By-laws.  A director shall hold office until the annual meeting of shareholders in the year in which his or her term expires and until his or her successor shall be elected and qualified subject, however, to prior death, resignation, retirement or removal from office.

The members of the Board of Directors shall be divided into three classes, with sizes of each class to be as equal as possible and with the directors in each class elected to hold office until the third succeeding annual meeting of shareholders; provided, however, that beginning at the annual meeting of shareholders that is held in calendar year 2009 (the “2009 Annual Meeting”), directors shall be elected annually for terms of one year, except that any director whose term expires at the annual meeting of shareholders in calendar year 2010 (the “2010 Annual Meeting”) or the annual meeting of shareholders in calendar year 2011 (the “2011 Annual Meeting”) shall continue to hold office until the end of the term for which such director was elected or appointed and until such director’s successor shall have been elected and qualified subject, however, to prior death, resignation, retirement or removal from office.  Accordingly, at the 2009 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 Annual Meeting At the 2010 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 Annual Meeting.  At the 2011 Annual Meeting and each annual meeting of shareholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders, and thereafter there shall be no classes of directors and all directors shall be elected at each annual meeting.  If the number of directors is changed prior to the 2011 Annual Meeting, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as is reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class.  In no case will a decrease in the number of directors shorten the term of any incumbent director, even though such decrease may result in an inequity of the classes until the expiration of such term.

Except as required by law or otherwise provided herein, all vacancies on the Board of Directors shall be filled by the Board of Directors, as set forth in the Corporation’s By-laws.  Any director elected to fill a vacancy shall have the same remaining term as that of his or her predecessor.

REMOVAL OF DIRECTORS:  In accordance with the provisions of Section 8.35(a) (4) (Removal of Directors) of the BCA and any successor thereto, a member of the Board of Directors of this Corporation may be removed only for cause.

PERSONAL LIABILITY:  The personal liability of the members of the Board of Directors of the Corporation is hereby eliminated for monetary damages to shareholders and the Corporation, to the fullest extent permitted by Section 2.10(b) (3) (Articles of Incorporation) of the BCA and any successor thereto, subject to the terms and limitations thereof.  Any repeal or modification of this provision shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

INDEMNIFICATION; INSURANCE:

(a)  This Corporation shall indemnify any present or former director or officer and may indemnify any present or former employee or agent of the Corporation selected and determined by the Board of Directors in its discretion, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation or with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

(b)  This Corporation shall indemnify any present or former director or officer and may indemnify any present or former employee or agent of the Corporation selected and determined by the Board of Directors in its discretion, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

(c)  To the extent that a present or former director, officer, employee or agent of this Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the Corporation.

(d)  Any indemnification under subsections (a) and (b), unless ordered by a court, shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b).  Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) by a committee of the directors who are not parties to such action, suit or proceeding, even though less than a quorum designated by a majority vote of the directors, or (3) if such quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (4) by the shareholders.

(e)  Expenses, including attorney’s fees, incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors pursuant to subsections (a) or (b) above in the specific case, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount, if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this section.

(f)  The indemnification and advancement of expenses provided by or granted under this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)  This Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this section.

(h)  If the Corporation has paid indemnity or has advanced expenses to a director or officer, the Corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

(i)  For purposes of this section, references to “the Corporation” or “this Corporation” shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises, shall stand in the same position under the provisions of this section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

(j)  For purposes of this section, references to “other enterprises” shall include, without limitation, employee benefit plans; references to “fines” shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include, without limitation, any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this section.

Article Six:

MERGER OR SALE OF ASSETS OUTSIDE THE USUAL COURSE:  In accordance with the provisions of Section 11.20 (Approval by Shareholders) of the BCA and any successor thereto, any plan of merger, consolidation or exchange shall be approved upon receiving the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the issue.  In accordance with Section 11.60 (Sale, Lease or Exchange of Assets, Other than in the Usual and Regular Course of Business) of the BCA and any successor thereto, any sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of the Corporation, if not made in the usual and regular course of business, shall be approved upon receiving the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the issue.

Article Seven:

AMENDMENT TO ARTICLES OF INCORPORATION:  In accordance with the provision of Section 10.20(d) (Amendment by Directors and Shareholders) of the BCA and any successor thereto, any amendment to the Articles of Incorporation required by the BCA shall be approved upon receiving the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the amendment and not less than a majority of the outstanding shares of each class or series of shares entitled to vote as a class on the amendment.